Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (No. 333-220404, 333-236571, 333-256170 and 333-267992) on Form S-3 and the Registration Statements (Nos. 333-147626, 333-162264, 333-172092, 333-192462, 333-201423, 333-213500, 333-227023, 333-233736, 333-249679, and 333-262197) on Form S-8, of our report dated November 1, 2022, with respect to the consolidated financial statements of UEX Corporation, which comprise the consolidated balance sheet as of December 31, 2021, the consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the year ended December 31, 2021 and the related notes (collectively the “consolidated financial statements”) which is included in the Current Report on Form 8-K/A of Uranium Energy Corp. dated November 1, 2022.

/s/ KPMG LLP

Chartered Professional Accountants

Saskatoon, Canada

November 1, 2022